MICHAEL T. STUDER CPA P.C.

18 East Sunrise Highway

Freeport, NY 11520

Phone: (516) 378-1000

Fax: (516) 546-6220

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Jupiter Resources Inc.

I consent to the use in the Registration Statement on Form SB-2 of my report dated October 12, 2007, included therein relating to the financial statements of Jupiter Resources Inc. for the period June 15, 2006 (inception) to August 31, 2007.  I also consent to the reference to the firm under the heading “Interest of Named Experts and Counsel” in this registration statement.

/s/ Michael T. Studer

Freeport, New York

 Michael T. Studer CPA P.C.

December 14, 2007